Exhibit 99.1

FINANCIAL INSTITUTIONS, INC. ANNOUNCES FIRST QUARTER 2023 RESULTS

WARSAW, N.Y., April 26, 2023 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company,” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the first quarter ended March 31, 2023.

Net income was $12.1 million for both the first quarter of 2023 and the fourth quarter of 2022, compared to $15.0 million in the first quarter of 2022. After preferred dividends, net income available to common shareholders was $11.7 million, or $0.76 per diluted share, in both the first quarter of 2023 and fourth quarter of 2022, compared to $14.6 million, or $0.93 per diluted share, in the first quarter of 2022. The Company recorded a provision for credit losses of $4.2 million in the current quarter, compared to $6.1 million in the linked quarter and $2.3 million in the prior year quarter.

First Quarter 2023 Highlights:

•
Total loans were $4.24 billion at March 31, 2023, an increase of $192.9 million, or 4.8%, from December 31, 2022 and $509.7 million, or 13.7%, from March 31, 2022.
•
Total deposits were $5.14 billion at March 31, 2023, $211.9 million higher than December 31, 2022, and $138.4 million higher than March 31, 2022.
•
Net interest income of $41.8 million decreased $1.3 million, or 3.1%, from the linked quarter, reflective of fewer days in the most recent quarter and amid the current rising interest rate environment that has driven higher funding costs, and increased by $2.3 million, or 5.7%, from the year-ago quarter.
•
Solid revenue from the Company’s insurance and investment advisory subsidiaries contributed to noninterest income of $10.9 million, which was consistent with the fourth quarter of 2022 and decreased by $398 thousand, or 3.5%, from the first quarter of 2022.
•
The Company continues to report strong credit quality metrics, including non-performing loans to total loans of 0.21% and non-performing assets to total assets of 0.15% as of March 31, 2023 and annualized net charge-offs to average loans for the current quarter of 0.21%.

“During the first three months of 2023, our Company reported strong loan growth which helped to offset continued funding cost pressures that face our industry amid the current interest rate environment,” said President and Chief Executive Officer Martin K. Birmingham. “Year-over-year commercial loan growth reflects continued momentum of commercial banking execution, with exceptional performance from our Mid-Atlantic team helping to grow and diversify our portfolio. To further enhance our commercial and industrial lending, during the first quarter of 2023 we announced an expansion in Central New York with a new loan production office in Syracuse. We remain focused on building relationships with high-quality commercial clients, as evidenced by our strong credit quality metrics.

“In the first quarter, we were also pleased to announce a 3.4% increase in our common stock dividend. This marks the 13th consecutive annual dividend increase and underscores our Board’s ongoing confidence in our strategy and earnings potential. As we navigate a challenging economic environment, we believe that our relationship-based approach to banking, financially stable geographic footprint, disciplined credit culture and diversified revenue streams will support our ability to drive long-term value for our shareholders.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “While our net interest margin was pressured during the first quarter as a result of a shift in our funding mix, given seasonality of public deposits and growth of reciprocal deposits in the current interest rate environment, we continue to expect to deploy cash flow from our loan and securities portfolio into new loan originations at market rates to stabilize our margin moving forward despite increased funding costs.”

Net Interest Income and Net Interest Margin

Net interest income was $41.8 million for the first quarter of 2023, a decrease of $1.3 million from the fourth quarter of 2022 and an increase of $2.3 million from the first quarter of 2022.

Average interest-earning assets for the current quarter were $5.49 billion, an increase of $155.8 million from the fourth quarter of 2022 due to a $172.8 million increase in average loans and a $14.2 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $31.3 million decrease in the average balance of investment securities. Average interest-earning assets for the current quarter were $319.1 million higher than the first quarter of 2022 due to a $418.8 million increase in average loans and an $18.8 million increase in the average balance of Federal Reserve interest-earning cash, partially offset by a $118.4 million decrease in the average balance of investment securities.

Net interest margin was 3.09% in the current quarter as compared to 3.23% in the fourth quarter of 2022 and 3.11% in the first quarter of 2022, as a result of a shift in mix from lower cost transactional accounts to higher cost time deposits, as well as seasonality and repricing within the public deposit portfolio.

Noninterest Income

Noninterest income was $10.9 million for both the first quarter of 2023 and the fourth quarter of 2022 and decreased $398 thousand from the first quarter of 2022.

•
Service charges on deposits of $1.0 million reflects a $459 thousand, or 30.9%, decrease from the linked fourth quarter of 2022 and a $342 thousand, or 25.0%, decrease from the year-ago period, due to a reduction in nonsufficient funds fees as a result of January 2023 changes in the Bank’s consumer overdraft program that align with trends in community banking.
•
Insurance income of $2.1 million was $625 thousand higher than the fourth quarter of 2022 and $10 thousand lower than the first quarter of 2022, primarily as a result of the timing of contingent revenue earned in the first quarter each year.
•
Investment advisory income of $2.9 million was $99 thousand higher than the fourth quarter of 2022 and $118 thousand lower than the first quarter of 2022, primarily due to changes in the value of assets under management between comparable periods.
•
Income from investments in limited partnerships of $251 thousand was $60 thousand higher than the fourth quarter of 2022 and $544 thousand lower than the first quarter of 2022. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.
•
Net gain (loss) on sale of loans held for sale was a gain of $112 thousand in the current quarter compared to a gain of $182 thousand in the fourth quarter of 2022 and a loss of $91 thousand in the first quarter of 2022. The loss in the year-ago period was a result of the fair market value of pipeline commitments at that time, negatively impacted by interest rate changes.

Noninterest Expense

Noninterest expense was $33.7 million in the first quarter of 2023 compared to $33.5 million in the fourth quarter of 2022 and $30.1 million in the first quarter of 2022.

•
Salaries and employee benefits expense of $18.1 million was flat with the fourth quarter of 2022 and $1.5 million higher than the first quarter of 2022. The increase from the prior year quarter was primarily due to investments in personnel and hourly wage pressures driven by the current competitive labor market.
•
Computer and data processing expense of $4.7 million was flat with the fourth quarter of 2022 and $712 thousand higher than the first quarter of 2022. The increase from the prior year period was primarily due to the timing of the Company’s strategic investments in technology, including digital banking initiatives, a customer relationship management solution implemented across all lines of business, and Banking-as-a-Service, or BaaS, initiatives.
•
FDIC assessments expense of $1.1 million reflects increases of $460 thousand and $602 thousand from the linked and year-ago quarters, respectively, due in part to the impact of an increase in base deposit insurance assessment rate schedules by two basis points.
•
Other expense of $3.5 million was flat with the fourth quarter of 2022 and $1.0 million higher than the first quarter of 2022. The year-over-year increase was the result of a combination of factors including interest charges related to collateral held for derivative transactions, the timing of deposit account-related fraud charge-offs, higher insurance costs and the impact of inflationary pressures.
•
As previously disclosed, in the fourth quarter of 2022 the Company recognized non-recurring restructuring charges of $350 thousand related to the 2020 closure of five locations. The charges related to the write-down of real estate assets to fair market value based upon then current market conditions. There were no such restructuring charges in the first quarters of 2023 or 2022.

Income Taxes

Income tax expense was $2.8 million for the first quarter of 2023 compared to $2.4 million in the fourth quarter of 2022 and $3.4 million in the first quarter of 2022. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the first quarter of 2023, fourth quarter of 2022, and first quarter of 2022, resulting in income tax expense reductions of approximately $584 thousand, $1.4 million, and $589 thousand, respectively.

The effective tax rate was 18.7% for the first quarters of 2023 and 2022 and 16.4% for the fourth quarter of 2022. The effective tax rate fluctuates on a quarterly basis primarily due to the level of pre-tax earnings and may differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.97 billion at March 31, 2023, up $169.7 million from December 31, 2022, and up $336.5 million from March 31, 2022.

Investment securities were $1.13 billion at March 31, 2023, down $17.9 million from December 31, 2022, and down $205.0 million from March 31, 2022. The decline in the linked quarter portfolio balance was driven by the use of portfolio cash flow to fund loan originations. The decrease from March 31, 2022 was primarily the result of a decrease in the market value of the portfolio due to rising interest rates combined with the use of portfolio cash flow to fund loan originations.

Total loans were $4.24 billion at March 31, 2023, up $192.9 million, or 4.8%, from December 31, 2022, and up $509.7 million, or 13.7%, from March 31, 2022.

•
Commercial business loans totaled $695.1 million, up $30.9 million, or 4.6%, from December 31, 2022, and up $70.0 million, or 11.2%, from March 31, 2022.
•
Commercial mortgage loans totaled $1.84 billion, up $161.6 million, or 9.6%, from December 31, 2022, and up $406.7 million, or 28.3%, from March 31, 2022.
•
Residential real estate loans totaled $591.8 million, up $1.9 million, or 0.3%, from December 31, 2022, and up $17.0 million, or 2.9%, from March 31, 2022.
•
Consumer indirect loans totaled $1.02 billion, down $1.4 million, or 0.1%, from December 31, 2022, and up $14.8 million, or 1.5%, from March 31, 2022.

Total deposits were $5.14 billion at March 31, 2023, $211.9 million higher than December 31, 2022, and $138.4 million higher than March 31, 2022. The increase from December 31, 2022 was primarily the result of seasonally higher public deposits and an increase in reciprocal deposits. The increase from March 31, 2022 was primarily driven by increases in brokered and non-public deposits. Public deposit balances represented 23% of total deposits at March 31, 2023 and December 31, 2022, compared to 26% at March 31, 2022.

Short-term borrowings were $116.0 million at March 31, 2023, compared to $205.0 million at December 31, 2022. There were no short-term borrowings at March 31, 2022. In addition, as of March 31, 2023 the Company had a three-year advance payable to FHLB of $50.0 million to fund loan growth that was higher than planned during the first quarter of 2023.

Shareholders’ equity was $422.8 million at March 31, 2023, compared to $405.6 million at December 31, 2022, and $446.8 million at March 31, 2022. The linked quarter increase reflects a reduction in the accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Shareholders’ equity was negatively impacted in 2022 by an increase in accumulated other comprehensive loss associated with unrealized losses in the available for sale securities portfolio. Management believes the unrealized losses are temporary in nature, as they are associated with the increase in interest rates. The securities portfolio continues to generate cash flow and given the high quality of the agency mortgage-backed securities portfolio, management expects the bonds to ultimately mature at a terminal value equivalent to par.

Common book value per share was $26.38 at March 31, 2023, an increase of $1.06, or 4.2%, from $25.31 at December 31, 2022, and a decrease of $1.70, or 6.1%, from $28.08 at March 31, 2022. Tangible common book value per share(1) was $21.62 at March 31, 2023, an increase of $1.09, or 5.3%, from $20.53 at December 31, 2022, and a decrease of $1.61, or 6.9%, from $23.23 at March 31, 2022. The common equity to assets ratio was 6.80% at March 31, 2023, compared to 6.70% at December 31, 2022, and 7.63% at March 31, 2022. Tangible common equity to tangible assets(1), or the TCE ratio, was 5.64%, 5.50% and 6.40% at March 31, 2023, December 31, 2022, and March 31, 2022, respectively. The primary driver of variations in all four measures for the comparable linked and year-ago periods was the previously described changes in accumulated other comprehensive loss.

During the first quarter of 2023, the Company declared a common stock dividend of $0.30 per common share, representing an increase of 3.4% over the linked and prior year quarters. The dividend returned 39.5% of first quarter net income to common shareholders.

The Company’s regulatory capital ratios at March 31, 2023 continued to exceed all regulatory capital requirements to be considered well capitalized.

•
Leverage Ratio was 8.19% compared to 8.33% and 8.13% at December 31, 2022, and March 31, 2022, respectively.
•
Common Equity Tier 1 Capital Ratio was 9.21% compared to 9.42% and 9.85% at December 31, 2022, and March 31, 2022, respectively.

•
Tier 1 Capital Ratio was 9.55% compared to 9.78% and 10.24% at December 31, 2022, and March 31, 2022, respectively.
•
Total Risk-Based Capital Ratio was 11.93% compared to 12.13% and 12.72% at December 31, 2022, and March 31, 2022, respectively.

Credit Quality

Non-performing loans were $8.8 million, or 0.21% of total loans, at March 31, 2023, as compared to $10.2 million, or 0.25% of total loans, at December 31, 2022, and $9.6 million, or 0.26% of total loans, at March 31, 2022. Net charge-offs were $2.1 million in the current quarter as compared to net charge-offs of $3.3 million in the fourth quarter of 2022 and net charge-offs of $787 thousand in the first quarter of 2022. The ratio of annualized net charge-offs to average loans was 0.21% in the current quarter, 0.34% in the fourth quarter of 2022 and 0.09% in the first quarter of 2022. The increase in net charge-offs relative to the year-ago period was primarily due to an increase in consumer indirect charge-offs to more normalized, pre-pandemic levels. Consumer indirect charge-offs improved in the first quarter of 2023 as compared to the linked quarter, supporting improvement in the net charge-off ratio.

At March 31, 2023, the allowance for credit losses on loans to total loans ratio was 1.12%, compared to 1.12% at December 31, 2022, and 1.10% at March 31, 2022.

Provision for credit losses on loans was $4.2 million in the current quarter, compared to a provision of $4.6 million in the fourth quarter of 2022 and a provision of $2.1 million in the first quarter of 2022. The allowance for unfunded commitments, also included in provision for credit losses as required by the current expected credit loss standard (“CECL”), increased by $11 thousand in the first quarter of 2023, $1.5 million in the fourth quarter of 2022, and $241 thousand in the first quarter of 2022.

The Company has remained strategically focused on the importance of credit discipline, allocating what it believes are the necessary resources to credit and risk management functions as the loan portfolio has grown. The ratio of allowance for credit losses on loans to non-performing loans was 540% at March 31, 2023, 445% at December 31, 2022, and 426% at March 31, 2022.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended March 31, 2023, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2023, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on April 27, 2023 at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.FISI-investors.com. Within the United States, listeners may also access the call by dialing 1-833-470-1428 and providing the access code 059184. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. (NASDAQ: FISI) is an innovative financial holding company with approximately $6.0 billion in assets offering banking, insurance and wealth management products and services through a network of subsidiaries. Its Five Star Bank subsidiary provides consumer and commercial banking and lending services to individuals, municipalities and businesses through its Western and Central New York branch network and its Mid-Atlantic commercial loan production office serving the Baltimore and Washington, D.C. region. SDN Insurance Agency, LLC provides a broad range of insurance services to personal and business clients, while Courier Capital, LLC and HNP Capital, LLC offer customized investment management, consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Learn more at five-starbank.com and FISI-investors.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures, and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “believe,” "continue," “estimate,” “expect,” “forecast,” “intend,” “plan,” “preliminary,” “should,” or “will.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the macroeconomic volatility related to the impact of the COVID-19 pandemic and global political unrest; changes in interest rates; inflation; the Company’s ability to implement its strategic plan, including by expanding its commercial lending footprint and integrating its acquisitions; whether the Company experiences greater credit losses than expected; whether the Company experiences breaches of its, or third party, information systems; the attitudes and preferences of the Company’s customers; legal and regulatory proceedings and related matters, such as the action described in our reports filed with the SEC, could adversely affect us and the banking industry in general; the competitive environment; fluctuations in the fair value of securities in its investment portfolio; changes in the regulatory environment and the Company’s compliance with regulatory requirements; and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

*****

For additional information contact:

Kate Croft

Director of Investor and External Relations

(716) 817-5159

klcroft@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2023	2022
	March 31,	December 31,	September 30,	June 30,	March 31,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$139,974	$130,466	$118,581	$109,705	$170,404
Investment securities:
Available for sale	945,442	954,371	965,531	1,057,018	1,119,362
Held-to-maturity, net	180,052	188,975	197,538	204,933	211,173
Total investment securities	1,125,494	1,143,346	1,163,069	1,261,951	1,330,535
Loans held for sale	682	550	2,074	4,265	5,544
Loans:
Commercial business	695,110	664,249	633,894	611,102	625,141
Commercial mortgage	1,841,481	1,679,840	1,564,545	1,448,152	1,434,759
Residential real estate loans	591,846	589,960	577,821	574,784	574,895
Residential real estate lines	76,086	77,670	77,336	76,108	76,860
Consumer indirect	1,022,202	1,023,620	997,423	1,039,251	1,007,404
Other consumer	16,607	15,110	15,832	14,621	14,589
Total loans	4,243,332	4,050,449	3,866,851	3,764,018	3,733,648
Allowance for credit losses - loans	47,528	45,413	44,106	42,452	40,966
Total loans, net	4,195,804	4,005,036	3,822,745	3,721,566	3,692,682
Total interest-earning assets	5,600,786	5,428,533	5,073,983	5,206,795	5,266,351
Goodwill and other intangible assets, net	73,180	73,414	73,653	73,897	74,146
Total assets	5,966,992	5,797,272	5,624,482	5,568,198	5,630,498
Deposits:
Noninterest-bearing demand	1,067,011	1,139,214	1,135,125	1,114,460	1,079,949
Interest-bearing demand	901,251	863,822	946,431	877,661	990,404
Savings and money market	1,701,663	1,643,516	1,800,321	1,845,186	2,015,384
Time deposits	1,471,382	1,282,872	1,023,277	983,209	917,195
Total deposits	5,141,307	4,929,424	4,905,154	4,820,516	5,002,932
Short-term borrowings	116,000	205,000	69,000	109,000	-
Long-term borrowings, net	124,299	74,222	74,144	74,067	73,989
Total interest-bearing liabilities	4,314,595	4,069,432	3,913,173	3,889,123	3,996,972
Shareholders’ equity	422,823	405,605	394,048	425,801	446,846
Common shareholders’ equity	405,531	388,313	376,756	408,509	429,554
Tangible common equity (1)	332,351	314,899	303,103	334,612	355,408
Accumulated other comprehensive loss	$(127,372)	$(137,487)	$(141,183)	$(99,724)	$(67,094)

Common shares outstanding	15,375	15,340	15,334	15,334	15,299
Treasury shares	724	760	765	765	800
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.19%	8.33%	8.35%	8.20%	8.13%
Common equity Tier 1 capital ratio	9.21%	9.42%	9.75%	9.91%	9.85%
Tier 1 capital ratio	9.55%	9.78%	10.12%	10.29%	10.24%
Total risk-based capital ratio	11.93%	12.13%	12.53%	12.75%	12.72%
Common equity to assets	6.80%	6.70%	6.70%	7.34%	7.63%
Tangible common equity to tangible assets (1)	5.64%	5.50%	5.46%	6.09%	6.40%

Common book value per share	$26.38	$25.31	$24.57	$26.64	$28.08
Tangible common book value per share (1)	$21.62	$20.53	$19.77	$21.82	$23.23

(1)
See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2023	2022
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$63,771	$57,805	$50,675	$45,276	$42,351
Interest expense	21,956	14,656	7,607	3,679	2,793
Net interest income	41,815	43,149	43,068	41,597	39,558
Provision for credit losses	4,214	6,115	4,314	563	2,319
Net interest income after provision for credit losses	37,601	37,034	38,754	41,034	37,239
Noninterest income:
Service charges on deposits	1,027	1,486	1,597	1,437	1,369
Insurance income	2,087	1,462	1,571	1,234	2,097
Card interchange income	1,939	2,074	2,076	2,103	1,952
Investment advisory	2,923	2,824	2,722	2,906	3,041
Company owned life insurance	994	875	2,965	869	833
Investments in limited partnerships	251	191	65	242	795
Loan servicing	146	124	139	135	109
Income from derivative instruments, net	496	656	99	645	519
Net gain (loss) on sale of loans held for sale	112	182	308	828	(91)
Net loss on investment securities	-	-	-	(15)	-
Net gain (loss) on other assets	39	(1)	(22)	7	-
Net loss on tax credit investments	(201)	(111)	(385)	(92)	(227)
Other	1,111	1,175	1,517	1,061	925
Total noninterest income	10,924	10,937	12,652	11,360	11,322
Noninterest expense:
Salaries and employee benefits	18,133	18,101	17,950	16,966	16,616
Occupancy and equipment	3,730	3,539	3,793	4,015	3,756
Professional services	1,495	1,420	1,247	1,269	1,656
Computer and data processing	4,691	4,679	4,407	4,573	3,979
Supplies and postage	490	493	440	469	541
FDIC assessments	1,115	655	651	621	513
Advertising and promotions	314	576	651	406	380
Amortization of intangibles	234	239	244	249	254
Restructuring charges	-	350	-	1,269	-
Other	3,459	3,461	3,444	3,050	2,440
Total noninterest expense	33,661	33,513	32,827	32,887	30,135
Income before income taxes	14,864	14,458	18,579	19,507	18,426
Income tax expense	2,775	2,370	4,725	3,859	3,443
Net income	12,089	12,088	13,854	15,648	14,983
Preferred stock dividends	365	364	365	365	365
Net income available to common
shareholders	$11,724	$11,724	$13,489	$15,283	$14,618
FINANCIAL RATIOS:
Earnings per share – basic	$0.76	$0.76	$0.88	$1.00	$0.94
Earnings per share – diluted	$0.76	$0.76	$0.88	$0.99	$0.93
Cash dividends declared on common stock	$0.30	$0.29	$0.29	$0.29	$0.29
Common dividend payout ratio	39.47%	38.16%	32.95%	29.00%	30.85%
Dividend yield (annualized)	6.31%	4.72%	4.78%	4.47%	3.90%
Return on average assets (annualized)	0.84%	0.85%	0.98%	1.12%	1.09%
Return on average equity (annualized)	11.73%	11.92%	12.55%	14.40%	12.35%
Return on average common equity (annualized)	11.87%	12.08%	12.72%	14.64%	12.49%
Return on average tangible common
equity (annualized) (1)	14.53%	14.94%	15.43%	17.79%	14.81%
Efficiency ratio (2)	63.68%	61.82%	58.78%	61.91%	59.06%
Effective tax rate	18.7%	16.4%	25.4%	19.8%	18.7%

(1)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.
(2)
The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	2023	2022
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$63,311	$49,073	$42,183	$60,429	$44,559
Investment securities (1)	1,301,506	1,332,776	1,369,166	1,416,065	1,419,947
Loans:
Commercial business	670,354	636,470	623,916	626,574	627,915
Commercial mortgage	1,744,963	1,633,298	1,514,138	1,429,910	1,431,933
Residential real estate loans	589,747	582,352	577,094	576,990	581,021
Residential real estate lines	76,627	77,342	76,853	76,730	77,610
Consumer indirect	1,024,362	1,003,728	1,012,787	1,045,720	969,441
Other consumer	15,156	15,175	14,648	14,183	14,531
Total loans	4,121,209	3,948,365	3,819,436	3,770,107	3,702,451
Total interest-earning assets	5,486,026	5,330,214	5,230,785	5,246,601	5,166,957
Goodwill and other intangible assets, net	73,312	73,547	73,791	74,037	74,287
Total assets	5,843,786	5,667,331	5,599,964	5,598,217	5,560,316
Interest-bearing liabilities:
Interest-bearing demand	880,093	923,374	854,015	938,995	923,425
Savings and money market	1,665,075	1,764,230	1,817,413	1,882,998	1,948,050
Time deposits	1,382,131	1,116,135	1,031,162	954,862	927,886
Short-term borrowings	145,533	87,783	136,610	94,242	24,672
Long-term borrowings, net	114,251	74,175	74,096	74,019	73,942
Total interest-bearing liabilities	4,187,083	3,965,697	3,913,296	3,945,116	3,897,975
Noninterest-bearing demand deposits	1,064,754	1,123,223	1,115,759	1,098,084	1,083,506
Total deposits	4,992,053	4,926,962	4,818,349	4,874,939	4,882,867
Total liabilities	5,425,851	5,265,134	5,162,057	5,162,293	5,068,464
Shareholders’ equity	417,935	402,197	437,907	435,924	491,852
Common equity	400,643	384,905	420,615	418,632	474,560
Tangible common equity (2)	$327,331	$311,358	$346,824	$344,595	$400,273
Common shares outstanding:
Basic	15,348	15,330	15,329	15,306	15,577
Diluted	15,435	15,413	15,393	15,385	15,699
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.90%	1.88%	1.81%	1.82%	1.74%
Loans	5.61%	5.15%	4.62%	4.13%	3.97%
Total interest-earning assets	4.71%	4.32%	3.86%	3.47%	3.32%
Interest-bearing demand	0.64%	0.52%	0.18%	0.12%	0.12%
Savings and money market	1.60%	1.20%	0.56%	0.23%	0.16%
Time deposits	3.33%	2.31%	1.12%	0.41%	0.28%
Short-term borrowings	3.35%	2.48%	1.95%	1.07%	0.45%
Long-term borrowings, net	5.11%	5.72%	5.72%	5.73%	5.74%
Total interest-bearing liabilities	2.12%	1.47%	0.77%	0.37%	0.29%
Net interest rate spread	2.59%	2.85%	3.09%	3.10%	3.03%
Net interest margin	3.09%	3.23%	3.28%	3.19%	3.11%

(1)
Includes investment securities at adjusted amortized cost.
(2)
See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this non-GAAP financial measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	2023	2022
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance	$45,413	$44,106	$42,452	$40,966	$39,676
Net loan charge-offs (recoveries):
Commercial business	(124)	(21)	(96)	90	(37)
Commercial mortgage	(2)	1,167	(1)	(2,018)	(1)
Residential real estate loans	58	242	(4)	46	(5)
Residential real estate lines	16	(19)	35	(12)	(5)
Consumer indirect	1,838	1,451	1,890	647	550
Other consumer	303	518	329	207	285
Total net charge-offs (recoveries)	2,089	3,338	2,153	(1,040)	787
Provision for credit losses - loans	4,204	4,645	3,807	446	2,077
Ending balance	$47,528	$45,413	$44,106	$42,452	$40,966

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.08%	-0.01%	-0.06%	0.06%	-0.02%
Commercial mortgage	0.00%	0.28%	0.00%	-0.57%	0.00%
Residential real estate loans	0.04%	0.16%	0.00%	0.03%	0.00%
Residential real estate lines	0.09%	-0.10%	0.18%	-0.06%	-0.03%
Consumer indirect	0.73%	0.57%	0.74%	0.25%	0.23%
Other consumer	8.10%	13.57%	8.90%	5.86%	7.95%
Total loans	0.21%	0.34%	0.22%	-0.11%	0.09%

Supplemental information (1)
Non-performing loans:
Commercial business	$334	$340	$1,358	$422	$990
Commercial mortgage	2,550	2,564	843	836	3,838
Residential real estate loans	3,267	4,071	3,550	2,738	2,878
Residential real estate lines	159	142	119	160	128
Consumer indirect	2,487	3,079	2,666	2,389	1,771
Other consumer	4	2	-	3	12
Total non-performing loans	8,801	10,198	8,536	6,548	9,617
Foreclosed assets	101	19	-	-	-
Total non-performing assets	$8,902	$10,217	$8,536	$6,548	$9,617

Total non-performing loans to total loans	0.21%	0.25%	0.22%	0.17%	0.26%
Total non-performing assets to total assets	0.15%	0.18%	0.15%	0.12%	0.17%
Allowance for credit losses - loans to total loans	1.12%	1.12%	1.14%	1.13%	1.10%
Allowance for credit losses - loans to non-performing loans	540%	445%	517%	648%	426%

(1)
At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	2023	2022
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets	$5,966,992	$5,797,272	$5,624,482	$5,568,198	$5,630,498
Less: Goodwill and other intangible assets, net	73,180	73,414	73,653	73,897	74,146
Tangible assets	$5,893,812	$5,723,858	$5,550,829	$5,494,301	$5,556,352

Ending tangible common equity:
Common shareholders’ equity	$405,531	$388,313	$376,756	$408,509	$429,554
Less: Goodwill and other intangible assets, net	73,180	73,414	73,653	73,897	74,146
Tangible common equity	$332,351	$314,899	$303,103	$334,612	$355,408

Tangible common equity to tangible assets (1)	5.64%	5.50%	5.46%	6.09%	6.40%

Common shares outstanding	15,375	15,340	15,334	15,334	15,299
Tangible common book value per share (2)	$21.62	$20.53	$19.77	$21.82	$23.23

Average tangible assets:
Average assets	$5,843,786	$5,667,331	$5,599,964	$5,598,217	$5,560,316
Less: Average goodwill and other intangible assets, net	73,312	73,547	73,791	74,037	74,287
Average tangible assets	$5,770,474	$5,593,784	$5,526,173	$5,524,180	$5,486,029

Average tangible common equity:
Average common equity	$400,643	$384,905	$420,615	$418,632	$474,560
Less: Average goodwill and other intangible assets, net	73,312	73,547	73,791	74,037	74,287
Average tangible common equity	$327,331	$311,358	$346,824	$344,595	$400,273

Net income available to common shareholders	$11,724	$11,724	$13,489	$15,283	$14,618
Return on average tangible common equity (3)	14.53%	14.94%	15.43%	17.79%	14.81%

Pre-tax pre-provision income:
Net income	$12,089	$12,088	$13,854	$15,648	$14,983
Add: Income tax expense	2,775	2,370	4,725	3,859	3,443
Add: Provision for credit losses	4,214	6,115	4,314	563	2,319
Pre-tax pre-provision income	$19,078	$20,573	$22,893	$20,070	$20,745
Adjustments:
Restructuring charges	-	350	-	1,269	-
Enhancement from COLI surrender and redeployment	-	-	(1,997)	-	-
Adjusted pre-tax pre-provision income	$19,078	$20,923	$20,896	$21,339	$20,745
Less: PPP accretion interest income and fees	(8)	(78)	(312)	(809)	(1,072)
Pre-PPP adjusted pre-tax pre-provision income	$19,070	$20,845	$20,584	$20,530	$19,673

Total loans excluding PPP loans:
Total loans	$4,243,332	$4,050,449	$3,866,851	$3,764,018	$3,733,648
Less: Total PPP loans	1,094	1,161	2,783	8,910	31,399
Total loans excluding PPP loans	$4,242,238	$4,049,288	$3,864,068	$3,755,108	$3,702,249

Allowance for credit losses - loans	$47,528	$45,413	$44,106	$42,452	$40,966
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.12%	1.12%	1.14%	1.13%	1.11%

(1)
Tangible common equity divided by tangible assets.
(2)
Tangible common equity divided by common shares outstanding.
(3)
Net income available to common shareholders (annualized) divided by average tangible common equity.
(4)
Allowance for credit losses – loans divided by total loans excluding PPP loans.